Exhibit 10.30

June 15, 1998

Mr. John E. Labbett
13400 Riverside Drive
Sherman Oaks, CA  91423

Dear John:

This is to confirm ONSALE's offer of employment to you as Senior Vice President/CFO at $200,000 per year, paid bi-monthly, starting part time (10 hours/week) effective June 17, going to full time on July 16, 1998, or such earlier date as is mutually agreed.

You will participate in ONSALE's standard benefits package as amended from time to time. This includes a 401K plan and health insurance for yourself. You may, at your expense, purchase coverage for additional family members under this plan. You will be entitled to three weeks vacation per year.

You will also receive stock options for 200,000 shares of ONSALE common stock, subject to board approval, which will vest monthly over a four-year period after a six-month "cliff". The stock option price will be established by the Compensation Committee of the Board of Directors at the fair market value at the time they approve your grant, which is expected to be the closing price of the stock on the trading day prior to your start date of June 17, 1998.

You will be required to sign a standard Employee Inventions and Assignment Agreement and an Acknowledgement and Receipt of ONSALE's Employee Handbook.

Your employment will at all times be `at will', which means that you or ONSALE can terminate your employment at any time with or without cause. There will be no express or implied agreements to the contrary.

In the event of a "Change of Control Transaction" (as defined below), should your employment with the company be involuntarily terminated, your duties, title or compensation be materially diminished, or the location of your office be changed by more than 50 miles, you will be paid severance as follows. Within 2 years of your start date: 12 months salary; Greater than 2 years but less than 4 years after your start date: 6 months salary.

It is the Company's and your intention that you will relocate your family to the vicinity of the Company's offices. In the interim, it is your intention to commute to work on a weekly basis from your current location. Until you relocate, the Company will arrange for or reimburse you for actual temporary housing and airfare for a period of up to one year from your start date, up to a limit of $2000 per month. This arrangement may be extended for an additional year by mutual agreement. In the event you relocate, all direct out-of pocket costs associated with the relocation will be paid by the Company with the Company's reasonable prior approval, including reimbursement for any net taxable effects to you.

In the event you are involuntarily terminated following your relocation, except for a "Termination for Cause" (as defined below), you will be paid severance as follows. Within 1 year of your start date: 6 months salary; Greater than 1 year but less than 2 years after your start date:
3 months.

This offer is contingent upon approval of the compensation committee of the Board of Directors.

Please sign and return a copy of this letter to indicate your acceptance of these terms. I look forward to working with you to make ONSALE a success.

This offer expires if not signed and returned by 5:00 p.m. on June 16, 1998.

Sincerely,
/s/ Jerry Kaplan
-------------------------
Jerry Kaplan                                    ____________________________
CEO                                             Name                  Date




Definition of "Change of Control Transaction":

A "Change of Control Transaction" shall have occurred if, with or without consent of the board of directors, (1) any person, enterprise or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or other entity shall become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of at least 33.3% of the outstanding stock of the Company entitled to vote generally for the election of directors, or (2) at any time fewer than 51% of the members of the Board of Directors of the Company shall be persons who were either nominated for election by the Board of Directors or were elected by the Board of Directors, provided, however, that for the purposes of determining whether a majority of the Board of Directors of the company has approved such nomination or election, there shall be excluded any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company, or
(3), there shall be a sale of all or substantially all of the Company's assets or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in such transaction (or of the parent corporation of the purchasing or surviving corporation), possessing more than 50% of the voting power (for the election of directors generally) and of outstanding stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving, or parent corporation owned by the stockholders of the Company before the transaction.

Definition of "Termination for Cause":

"Termination for Cause" shall mean and be limited to the Company's termination of executive's employment for (1) willful failure or refusal without proper cause, to substantially perform his duties as an employee of the Company, or (2) his conviction for any criminal act, except that a misdemeanor conviction shall not constitute "Termination for Cause" unless it shall have involved misappropriate use of funds or property, fraud, or other similar activity which bears directly upon the executive's ability to perform faithfully his duties as an employee of the Company. The executive shall have an opportunity to appeal such termination to the Board of Directors of the company.